Exhibit 99.4

Article 3 Section 1 shall be amended as follows:

Section 1. Election and Eligibility. The officers of the corporation shall be elected by the Board of Directors after its election by the stockholders, and a meeting shall be held for this purpose within thirty days after the annual meeting of the stockholders. The officers of the corporation shall be a Chief Executive Officer, President, one or more Executive Vice Presidents, one or more additional Vice Presidents or Assistant Vice Presidents, a Secretary and a Treasurer. The Board may also, in its discretion, appoint such other officers or agents as it may deem advisable, and prescribe the duties thereof.

The Chief Executive Officer must be a director of the corporation. No other officers or agents elected or appointed by the Board need be directors. Any person may hold more than one office provided the duties thereof can be consistently performed by the same person.